Exhibit 16.1

June 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington D.C.   20549

Commissioners:

We have read the statements made by Schweitzer-Mauduit International, Inc. Retirement Savings Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of Schweitzer-Mauduit International, Inc. Retirement Savings Plan’s Form 8-K report dated June 13, 2005.

We agree with the statements concerning our Firm in such Form 8-K.

The accounting and auditing practice of Rex Meighen & Company, LLP was merged into Cherry, Bekaert & Holland, L.L.P. effective January 1, 2005.

Very truly yours,

/s/ Rex Meighen & Company, LLP
/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida